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                                                               Exhibit 99.(b)(2)

                             THE GLENMEDE FUND, INC

                         AMENDMENT NO. 1 TO THE BY-LAWS
                          ADOPTED ON SEPTEMBER 15, 2004

     Pursuant to Article IX of the By-Laws of The Glenmede Fund, Inc. (the "Corporation"), effective September 15, 2004, Article V of the By-Laws of the Corporation shall be amended as follows:

     A. Sections 1, 4 and 5 of Article V of the By-Laws shall each be amended and restated in their entirety as follows:

     SECTION 1. EXECUTIVE OFFICERS. The officers of the Corporation shall be chosen by the Board of Directors and shall include a President, a Secretary and a Treasurer. The Board of Directors may, from time to time, elect or appoint a Controller, one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. If required by law, the Board of Directors, including a majority of these Directors who are not "interested persons" of the Corporation as defined by the Investment Company Act of 1940, shall appoint a Chief Compliance Officer. The Board of Directors, at its discretion, may also appoint a Director as Chairman of the Board who shall perform and execute such executive and administrative duties and powers as the Board of Directors shall from time to time prescribe. The same person may hold two or more offices, except that no person shall be both President and Secretary and no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required by law, the Articles of Incorporation or these By-Laws to be executed, acknowledged or verified by two or more officers.

     SECTION 4. COMPENSATION. The salaries or other compensation of all officers and agents of the Corporation shall be fixed by the Board of Directors, except that the Board of Directors may delegate to any person or group of persons the power to fix the salary or other compensation of any subordinate officers or agents appointed pursuant to Section 3 of this Article V; PROVIDED, HOWEVER, that if required by applicable law, the salary or other compensation of the Chief Compliance Officer shall be approved by the Board of Directors, including a majority of those Directors who are not "interested persons" of the Corporation as defined by the Investment Company Act of 1940.

     SECTION 5. TENURE. The officers of the Corporation shall serve for one year and until their successors are chosen and qualify. Any officer or agent may be removed by the affirmative vote of a majority of the Board of Directors whenever, in its judgment, the best interests of the Corporation will be served thereby; PROVIDED HOWEVER, that if required by applicable law, the Chief Compliance Officer may be removed from his or her responsibilities only by the affirmative vote of a majority of the Board of Directors, including a majority of the directors who are not "interested persons" of the Corporation as defined by the Investment Company Act of 1940. In addition, any officer or agent appointed pursuant to Section 3 may be removed, either with or without cause, by any officer upon whom such power of removal shall have been conferred by the Board of Directors. Any vacancy occurring in any office of the Corporation by

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death, resignation, removal or otherwise shall be filled by the Board of
Directors, and, in addition, if pursuant to Section 3 of this Article V the power of appointment has been conferred by the Board of Directors on any other officer, by such other officer.

     B. The current Section 14 of Article V of the By-Laws shall be renumbered as Section 15.

     C. The following Section 14 shall be included in Article V of the By-Laws as follows:

     SECTION 14. CHIEF COMPLIANCE OFFICER. The Chief Compliance Officer ("CCO") shall have such other powers and duties as from time to time may be conferred upon or assigned to him or her by the Directors and by applicable law.

     All other provisions of Article V shall remain unchanged.

     The foregoing amendments to the By-Laws of the Corporation were duly authorized by the Board of Directors at a meeting held on September 15, 2004.

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